150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

NEAH POWER SYSTEMS, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

SERIES B PREFERRED STOCK, PAR VALUE $0.001

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

SECTION 5. VOTING RIGHTS IS AMENDED BY DELETING SECTION 5 IN ITS ENTIRETY AND SUBSTITUTING THE FOLLOWING NEW SECTION 5 IN LIEU THEREOF:

Section 5. Voting Rights. Except as required by Section 8 of the Certificate of Designation of Rights, Preferences and Privileges of Series B Preferred Stock of Neah Power Systems, Inc., the holders of the Series B Preferred Stock shall have no voting rights.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X ______________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.